Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

APTIV PLC

AND

VERSIGENT PLC

DATED AS OF , 2026

i

ii

Section 14.16	Notices	34
Section 14.17	Interpretation	35
Section 14.18	Distribution Date	35

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into effective as of , 2026 by and between Aptiv PLC, a Jersey public limited company (“Parent”) and Versigent PLC, a Jersey public limited company and wholly owned subsidiary of Parent (“SpinCo”). Parent and SpinCo are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of this Agreement.

RECITALS

WHEREAS, Parent, acting together with its Subsidiaries, currently conducts the Parent Business and the SpinCo Business and the board of directors of Parent has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate the Parent Business from the SpinCo Business in the manner described in the Separation and Distribution Agreement, dated as of , 2026, by and between the Parties (such agreement, as amended, the “Separation Agreement” and such separation the “Separation”) and, following the Separation, to undertake the Distribution;

WHEREAS, the Parties intend that the Distribution will qualify as a distribution under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent and SpinCo desire to set forth their agreement on the rights and obligations of Parent and SpinCo and the members of the Parent Group and the SpinCo Group, respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITION OF TERMS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

1.01.01 “Active Business” shall mean any business relied on to satisfy (i) the active trade or business requirement of Section 355(b) of the Code (taking into account Section 355(b)(3) of the Code) or (ii) the continuity of business enterprise requirements under Treasury Regulations Section 1.355-3 and Treasury Regulations Section 1.368-1(d), in each case, to the extent identified as such in the Tax Materials.

1.01.02 “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

1.01.03 “Affiliate” has the meaning set forth in the Separation Agreement.

1.01.04 “Agreement” means this Tax Matters Agreement.

1.01.05 “Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

1.01.06 “Assets” has the meaning set forth in the Separation Agreement.

1.01.07 “Capital Stock” means all classes or series of capital stock of a Person, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such Person for U.S. federal Income Tax purposes.

1.01.08 “Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as determined by Parent in its sole and absolute discretion; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

1.01.09 “Code” has the meaning set forth in the recitals to this Agreement.

1.01.10 “Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

1.01.11 “Dispute” has the meaning set forth in the Separation Agreement.

1.01.12 “Distribution” has the meaning set forth in the Separation Agreement.

1.01.13 “Distribution Date” has the meaning set forth in the Separation Agreement.

1.01.14 “Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

1.01.15 “Final Allocation” has the meaning set forth in Section 3.06(b) of this Agreement.

1.01.16 “Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

1.01.17 “Governmental Authority” has the meaning set forth in the Separation Agreement.

1.01.18 “Group” means (a) with respect to Parent, the Parent Group, and (b) with respect to SpinCo, the SpinCo Group, as the context requires.

1.01.19 “Internal Spin-Off” means the transactions undertaken pursuant to the Separation and comprising the U.S. Group Separation as set forth on Schedule B.

1.01.20 “Income Tax” means any and all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, including any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

1.01.21 “Incremental Other Separation Taxes” has the meaning set forth in Section 6.05 of this Agreement.

1.01.22 “Intended Tax Treatment” means the qualification of (x) the Distribution as a distribution under Section 355(a) of the Code, in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), (y) each of the Swiss demergers of Aptiv Technologies AG, Aptiv Manufacturing Management Services GmbH and Aptiv PLC as a tax-neutral reorganization in accordance with Swiss tax law as described in the Swiss Tax Rulings, and (z) each of the transactions undertaken pursuant to the Separation identified on Schedule B (including, for the avoidance of doubt, the Internal Spin-Off) as the tax treatment specified for each such transaction therein under applicable Tax Law. The term “Intended Tax Treatment” will, as applicable, also include the qualification of each transaction described in clauses (x), (y) and (z) above under comparable provisions of state or local Tax Law, or, in the case of clauses (y) and (z), foreign Tax Law.

1.01.23 “IRS” means the U.S. Internal Revenue Service or any successor agency.

1.01.24 “Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

1.01.25 “Law” has the meaning set forth in the Separation Agreement.

1.01.26 “Liabilities” has the meaning set forth in the Separation Agreement.

1.01.27 “Loss” has the meaning set forth in Section 5.02 of this Agreement.

1.01.28 “Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

1.01.29 “Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

1.01.30 “OECD” means The Organisation for Economic Co-operation and Development.

1.01.31 “OECD Pillar Two Model Rules” means the rules published by the OECD on or about December 20, 2021 in the document “OECD/G20 Base Erosion and Profit Shifting Project Tax Challenges Arising from Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS”.

1.01.32 “Other Separation Taxes” means any Taxes imposed on the Parent Group or the SpinCo Group in connection with the Separation Transactions, other than Specified Separation Taxes.

1.01.33 “Parent” has the meaning set forth in the preamble to this Agreement.

1.01.34 “Parent Business” has the meaning set forth in the Separation Agreement.

1.01.35 “Parent Disqualifying Act” means, with respect to any Specified Separation Taxes, any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the Parent Group pursuant to this Agreement.

1.01.36 “Parent Group” has the meaning set forth in the Separation Agreement.

1.01.37 “Parent Separate Return” means any Tax Return of or including any member of the Parent Group (including any consolidated, combined or unitary return) that does not include any member of the SpinCo Group.

1.01.38 “Parent Stock” has the meaning set forth in the Separation Agreement.

1.01.39 “Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

1.01.40 “Past Practices” has the meaning set forth in Section 3.03(a) of this Agreement.

1.01.41 “Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

1.01.42 “Payor” has the meaning set forth in Section 4.03(a) of this Agreement.

1.01.43 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

1.01.44 “Pillar Two Rule(s)” means the OECD Pillar Two Model Rules, including any associated guidance, published by the OECD, and/or any related or similar national or international (incl. supranational) laws of any jurisdiction (in particular the Swiss Ordinance on the minimum taxation of large groups of companies of December 22, 2023 (Mindestbesteuerungsverordnung, / Ordonnance sur l’imposition minimale)), in each case as issued, amended or replaced from time to time, or as substituted or superseded and overruled by any law, statute, ordinance, regulation or the like as in force from time to time.

1.01.45 “Pillar Two Taxes” means any Tax imposed under any Pillar Two Rules, including for the avoidance of doubt any Tax which is suffered by reason of the disallowance of any deduction or relief, or any other adjustment required, pursuant to any Pillar Two Law.

1.01.46 “Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

1.01.47 “Post-Distribution Ruling” has the meaning set forth in Section 6.02(c).

1.01.48 “Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

1.01.49 “Prime Rate” means the interest rate equal to the prime rate as determined in Section 2.03(d)(iii)(3) of the Separation Agreement.

1.01.50 “Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the SpinCo Group.

1.01.51 “Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

1.01.52 “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Capital Stock, respectively, any amount of stock of SpinCo, that would, when combined with any other direct or indirect changes in ownership of the stock of SpinCo pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a customary shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

1.01.53 “Proposed Allocation” shall have the meaning set forth in Section 3.06(b) of this Agreement.

1.01.54 “Representation Letters” means the representation letters of officers of Parent and/or SpinCo (or any of their Affiliates), provided to any Tax Advisor in connection with any Tax Opinion issued in connection with the Separation Transactions.

1.01.55 “Required Party” has the meaning set forth in Section 4.03(a) of this Agreement.

1.01.56 “Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

1.01.57 “Restricted Period” shall mean the period beginning on the Distribution Date and ending on the two (2)-year anniversary of the day after the Distribution Date.

1.01.58 “Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

1.01.59 “Section 6.02(b)(v) Acquisition Transaction” has the meaning set forth in Section 6.02(b)(v).

1.01.60 “Separation” means, collectively, all of the transactions undertaken to separate the SpinCo Business from the Parent Business in connection with the Distribution.

1.01.61 “Separation Agreement” has the meaning set forth in the recitals to this Agreement.

1.01.62 “Separation Transactions” has the meaning set forth in the Separation Agreement.

1.01.63 “Specified Separation Taxes” means any and all Taxes incurred solely as a result of the failure of any of the Separation Transactions to qualify for the Intended Tax Treatment of such Separation Transaction.

1.01.64 “SpinCo” has the meaning provided in the preamble to this Agreement.

1.01.65 “SpinCo Business” has the meaning set forth in the Separation Agreement.

1.01.66 “SpinCo Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

1.01.67 “SpinCo Disqualifying Act” shall mean (a) any action (or the failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the SpinCo Capital Stock or any stock or assets of any member of the SpinCo Group or (c) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect, jeopardize or prevent the Intended Tax Treatment; provided, however, that the term “SpinCo Disqualifying Act” shall not include any action required by the Separation Agreement, or any Ancillary Agreement or that is undertaken pursuant to the Separation or the Distribution.

1.01.68 “SpinCo Group” has the meaning set forth in the Separation Agreement.

1.01.69 “SpinCo Separate Return” means any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined or unitary return) that does not include any member of the Parent Group.

1.01.70 “SpinCo Stock” has the meaning set forth in the Separation Agreement.

1.01.71 “Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

1.01.72 “Subsidiary” has the meaning set forth in the Separation Agreement.

1.01.73 “Swiss Ordinance” means the Swiss Federal Ordinance on the Minimum Taxation of Large Groups of Companies of 22 December 2023 (Mindestbesteuerungsverordnung / Ordonnance sur l’imposition minimale), including any implementing provisions, ordinances, regulations, administrative guidance or circulars issued thereunder by any competent Swiss authority, as amended, replaced or restated from time to time, and any successor legislation implementing or giving effect to the OECD/G20 Pillar Two framework in Switzerland.

1.01.74 “Swiss Tax Rulings” means all Swiss Tax Rulings filed with the Schaffhausen Cantonal Tax Authorities and the Swiss Federal Tax Administration in connection with the Separation, including the tax residency rulings filed on 12 September 2025 and update filed on 30 October 2025 and confirmed on 3 November 2025 by the Schaffhausen Cantonal Tax Authorities and filed on 12 September 2025 and confirmed on 17 November 2025 by the Swiss Federal Tax Administration (ruling and refund division); the transaction rulings filed on 12 September 2025 and update filed on 3 November 2025 and confirmed on 28 November 2025 by the Schaffhausen Cantonal Tax Authorities and the transaction rulings filed on 12 September 2025 and confirmed on 30 September 2025 (ruling division) and 17 November 2025 (refund division) by the Swiss Federal Tax Administration; the remuneration of board of directors ruling filed on 26 January 2026 and confirmed 2026 by the Swiss Federal Tax Administration, the insurance stamp duty on insurance premiums ruling filed on 22 January 2026 and confirmed on 3 February 2026 by the Swiss Federal Tax Administration, the VAT ruling filed on 12 September 2025 and confirmed on 24 November 2025; and the financing rulings filed on 22 January 2026 and confirmed on      2026 by the Swiss Federal Tax Administration.

1.01.75 “Tax” or “Taxes” means (i) any and all income, gross income, gross receipts, profits, Pillar Two Taxes, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto and (iii) liability for the payment of any amount of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

1.01.76 “Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing, acceptable to Parent in its sole and absolute discretion.

1.01.77 “Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, statutory capital contribution reserves in accordance with art. 5 para. 1bis Swiss Withholding Tax Act dated 13 October 1965 or any other Tax Item that could reduce a Tax or create a Tax Benefit.

1.01.78 “Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

1.01.79 “Tax Benefit” means any refund, credit, loss, deduction, offset or other item that causes reduction in otherwise required liability for Taxes.

1.01.80 “Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

1.01.81 “Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

1.01.82 “Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

1.01.83 “Tax Materials” shall have the meaning set forth in Section 6.01(a).

1.01.84 “Tax Opinions” means any opinions of Tax Advisors deliverable to Parent in connection with the Distribution or any other Separation Transaction.

1.01.85 “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

1.01.86 “Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

1.01.87 “Tax Related Costs and Expenses” shall mean, with respect to Taxes, all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes.

1.01.88 “Tax-Related Losses” means, with respect to Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of any of the Separation Transactions to qualify for the Intended Tax Treatment or the defense against any challenge by the IRS or any other Tax Authority to the Intended Tax Treatment of any Separation Transaction, even if such Separation Transaction ultimately is determined to so qualify.

1.01.89 “Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

1.01.90 “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

1.01.91 “Transaction Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority or any other party asserts a position that could reasonably be expected to (a) adversely affect, jeopardize or prevent (i) the Intended Tax Treatment or (b) otherwise affect the amount of Taxes imposed with respect to any of the Separation Transactions, as determined in each case by Parent, in its sole and absolute discretion.

1.01.92 “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

1.01.93 “UK Group Relief” means (i) group relief capable of being surrendered or claimed pursuant to Part 5 or Part 5A of the UK Corporation Tax Act 2010, or (ii) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A of the UK Taxation of Chargeable Gains Act 1992 and the notional reallocation of a gain pursuant to section 792 of the UK Corporation Tax Act 2009.

1.01.94 “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, and on which Parent may rely, to the effect that a transaction will not affect the Intended Tax Treatment or otherwise cause any Separation Transaction to fail to qualify for the Intended Tax Treatment; provided, that, any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into during the Restricted Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution; provided, further, that any such opinion must assume that the Distribution would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

1.01.95 “Valuations” means the valuations and methodologies prepared for Parent to facilitate, or otherwise in connection with, the Separation and the carrying values reflected on SpinCo’ opening balance sheet following the Distribution.

ARTICLE II

ALLOCATION OF AND INDEMNIFICATION FOR TAX LIABILITIES AND TAX-RELATED LOSSES

Section 2.01 General Rule.

(a) Parent Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.01(b) of this Agreement, Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i) Taxes that are allocated to Parent under this Article II;

(ii) any Tax resulting from a breach of any of Parent’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) Specified Separation Taxes and Tax-Related Losses that are allocated to Parent under Section 6.04(a) of this Agreement;

(iv) Other Separation Taxes;

(v) Incremental Other Separation Taxes that are allocated to Parent under Section 6.05 of this Agreement; and

(vi) Taxes imposed on SpinCo or any member of the SpinCo Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i) Taxes which are allocated to SpinCo under this Article II;

(ii) any Tax resulting from a breach of any of SpinCo’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) any Specified Separation Taxes and Tax-Related Losses that are allocated to SpinCo under Section 6.04(a) of this Agreement; and

(iv) any Incremental Other Separation Taxes that are allocated to SpinCo under Section 6.05 of this Agreement.

(c) To the extent that any Tax (including any Specified Separation Taxes) or Tax-Related Loss is subject to indemnity pursuant to both Section 2.01(a) and Section 2.01(b), responsibility for such Tax (including any Specified Separation Taxes) or Tax-Related Loss (other than any Tax or Tax-Related Loss described in Section 6.04(a)(iii) or Section 6.05 for which responsibility shall be shared in the manner set forth therein) shall be shared by Parent and SpinCo according to relative fault as determined by Parent in its sole and absolute discretion. The amount of any liability for Taxes which are indemnifiable pursuant to this Section 2.01(c) shall be determined, in Parent’s sole and absolute discretion, without regard to any Tax Attributes of the Parent Group or the Parent Business.

Section 2.02 General Allocation Principles. Except as otherwise provided in Section 2.01 or in Section 6.04(a) of this Agreement, all Taxes shall be allocated as follows:

(a) Allocation of Taxes for Joint Returns. Parent shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the Parent Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the SpinCo Group or to the SpinCo Business for any Post-Distribution Period, SpinCo shall be responsible for all Taxes attributable to such Tax Items, computed in a manner determined by Parent in its sole and absolute discretion.

(b) Allocation of Taxes for Separate Returns.

(i) Parent shall be responsible for all Taxes reported, or required to be reported, on a Parent Separate Return.

(ii) SpinCo shall be responsible for all Taxes reported, or required to be reported, on a SpinCo Separate Return.

(c) Taxes Not Reported on Tax Returns.

(i) Parent shall be responsible for any Tax attributable to any member of the Parent Group or to the Parent Business that is not required to be reported on a Tax Return.

(ii) SpinCo shall be responsible for any Tax attributable to any member of the SpinCo Group or to the SpinCo Business that is not required to be reported on a Tax Return.

Section 2.03 Allocation Conventions.

(a) All Taxes allocated pursuant to Section 2.02 of this Agreement shall be allocated in accordance with the Closing of the Books Method; provided, however, that if applicable Tax Law does not permit a SpinCo Group member to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the members of the SpinCo Group for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method.

(b) Any Tax Item of SpinCo or any member of the SpinCo Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to SpinCo and any such transaction by or with respect to SpinCo or any member of the SpinCo Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 Parent Separate Returns and Joint Returns.

(a) Parent shall have the exclusive obligation and right to prepare and file, or cause to be prepared and filed, all Parent Separate Returns and Joint Returns, and each member of the SpinCo Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as Parent may determine are required or appropriate, or otherwise requested by Parent in connection with the filing of such Joint Return. SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Parent determines are required to be filed or that Parent elects to file, in each case pursuant to this Section 3.01(a).

(b) The Parties and their respective Affiliates shall elect to close the Tax Period of each SpinCo Group member on the Distribution Date, to the extent permitted by applicable Tax Law.

Section 3.02 SpinCo Separate Returns. SpinCo shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Returns.

Section 3.03 Tax Reporting Practices.

(a) General Rule. Except as provided in Section 3.03(b) of this Agreement, Parent shall prepare any Straddle Period Joint Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Parent Group and the members of the SpinCo Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then Parent shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by Parent. With respect to any Tax Return that SpinCo has the obligation and right to prepare, or cause to be prepared, under this Article III, to the extent such Tax Return could affect Parent or any other member of the Parent Group, such Tax Return shall be prepared in accordance with Past Practices used by the members of the Parent Group and the members of the SpinCo Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by SpinCo.

(b) Consistency with Intended Tax Treatment. The Parties shall prepare all Tax Returns consistent with (i) the Intended Tax Treatment and (ii) the Valuations unless, in each case, and then only to the extent, an alternative position is required pursuant to a Final Determination reached in accordance with the provisions of Article IX of this Agreement.

Section 3.04 Protective Section 336(e) of the Code Election. If Parent determines, in its sole and absolute discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, SpinCo shall take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Parent in its sole and absolute discretion. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by Parent in its sole and absolute discretion to compensate Parent for any Tax Benefits realized by SpinCo as a result of such election.

Section 3.05 SpinCo Carrybacks and Claims for Refund.

(a) SpinCo hereby agrees that, unless Parent consents in writing (which consent may be withheld in Parent’s sole and absolute discretion) or unless required by Law, (i) no member of the SpinCo Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to Parent under Article II and (ii) any available elections to waive the right to claim any SpinCo Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to Parent under Article II shall be made, and no affirmative election shall be made to claim any such SpinCo Carryback. In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable Law from waiving or otherwise forgoing a SpinCo Carryback or Parent consents to a SpinCo Carryback (which consent may be withheld in Parent’s sole and absolute discretion), Parent shall cooperate with SpinCo, at SpinCo’ expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such SpinCo Carryback, to the extent that such Tax Benefit is directly attributable to such SpinCo Carryback, and shall pay over to SpinCo the amount of such Tax Benefit, net of any costs and expenses, within ten (10) days after such Tax Benefit is recognized by the Parent Group; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such SpinCo Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group if (i) such Tax Attributes expire unused, but would have been utilized but for such SpinCo Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such SpinCo Carryback.

(b) Receipt of consent by SpinCo or a member of the SpinCo Group from Parent pursuant to the provisions of this Section 3.05 shall not limit or modify SpinCo’s continuing indemnification obligation pursuant to Section 2.01.

Section 3.06 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Parent Group and the members of the SpinCo Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law or confirmed in respective Swiss Tax rulings, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, including pursuant to Section 3.07 or Schedule A, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b) Except as provided in Section 3.07 or Schedule A, Parent shall in good faith advise SpinCo in writing of the amount, if any, of any Tax Attributes, which Parent determines, in its sole and absolute discretion, shall be allocated or apportioned to the SpinCo Group under applicable Tax Law, provided that this Section 3.06(b) shall not be construed as obligating Parent to undertake any such determination. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo agrees that it shall not dispute Parent’s allocation or apportionment of Tax Attributes. SpinCo may request that Parent undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the SpinCo Group under applicable law; to the extent that Parent determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise SpinCo of its intention to undertake such determination within twenty (20) business days of the receipt of such request, SpinCo shall be permitted to undertake such determination at its own cost and expense and shall notify Parent of its determination, which determination shall not be binding upon Parent. For the avoidance of doubt, Parent shall not be liable to any member of the SpinCo Group for any failure of any determination under this Section 3.06(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.06(a) or Schedule A of this Agreement, as agreed by the Parties.

Section 3.07 UK Group Relief.

(a) Parent shall determine the amounts for purposes of UK Group Relief available to be surrendered (i) by any member of the Parent Group to any member of the SpinCo Group, or (ii) by any member of the SpinCo Group to any member of the Parent Group, as the case may be.

(b) The Parties shall make, or shall cause to be made, such elections and shall take such other actions that are necessary or appropriate to give effect to the surrender of any amounts referred to in Section 3.07(a) to the extent permitted under applicable Law, and to ensure that such surrenders are allowed in full by HM Revenue & Customs.

(c) In consideration of such surrenders as are referred to in Section 3.07(a)(i), SpinCo shall procure that the relevant member of the SpinCo Group shall pay to the relevant member of the Parent Group such amount of UK corporation Tax as is saved by the relevant member of the SpinCo Group (including where UK corporation Tax previously paid has been refunded) as a result of the relevant surrender, such amount to be paid no later than the time which such UK corporation Tax saved would otherwise have been paid to a Tax Authority.

(d) In consideration of such surrenders as are referred to in Section 3.07(a)(ii), Parent shall procure that the relevant member of the Parent Group shall pay to the relevant member of the SpinCo Group such amount of UK corporation Tax as is saved by the relevant member of the Parent Group (including where UK corporation Tax previously paid has been refunded) as a result of the relevant surrender, such amount to be paid no later than the time which such UK corporation Tax saved would otherwise have been paid to a Tax Authority.

Section 3.08 Allocation of Employment Taxes. Liability for Taxes and any related Tax Benefits related to any equity compensation awards shall be determined pursuant to the EMA.

ARTICLE IV

TAX PAYMENTS

Section 4.01 Taxes Shown on Tax Returns. Parent shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Parent Group is responsible for preparing under Article III of this Agreement, and SpinCo shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the SpinCo Group is responsible for preparing under Article III of this Agreement. At least seven (7) Business Days prior to any Payment Date for any Straddle Period Joint Return, SpinCo shall pay to Parent the amount SpinCo is responsible for under the provisions of Article II as calculated pursuant to this Agreement.

Section 4.02 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.03 Indemnification Payments.

(a) Except as provided in the last sentence of Section 4.01 or Section 6.04(b) of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the Payor’s payment to the Tax Authority to the date of reimbursement by the Required Party under this Section 4.03. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) days after the Payor’s written demand therefor. If and to the extent any Specified Separation Taxes are determined, the Party allocated responsibility for such Specified Separation Taxes and Tax-Related Losses associated with such Specified Separation Taxes under Section 2.01 of this Agreement shall pay such Specified Separation Taxes and Tax-Related Losses to Parent (if such Responsible Party is SpinCo) or SpinCo (if such Responsible Party is Parent) within five (5) days after written demand therefor.

(b) All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

ARTICLE V

TAX BENEFITS

Section 5.01 Tax Refunds. Parent shall be entitled (subject to the limitations provided in Section 3.05 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Parent is liable hereunder, and SpinCo shall be entitled (subject to the limitations provided in Section 3.05 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SpinCo is liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party, net of costs and expenses, within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 5.02 Other Tax Benefits. If Parent determines, in its reasonable discretion, that: (i) one Party is responsible for a Tax pursuant to this Agreement and (ii) the other Party is entitled to a Tax Benefit relating to such Tax, then the Party entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of the Tax Benefit, as determined by Parent in its reasonable discretion.

ARTICLE VI

INTENDED TAX TREATMENT

Section 6.01 Representations and Warranties.

(a) Parent, on behalf of itself and all other members of the Parent Group, hereby represents and warrants that (i) it has examined the Tax Opinions, the Representation Letters, the Swiss Tax Rulings, and any other materials delivered or deliverable in connection with the rendering of the Tax Opinions, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Parent or any member of the Parent Group or the Parent Business, were at the time presented or represented and from such time until and including the Distribution Date, true, correct and complete in all material respects. Parent, on behalf of itself and all other members of the Parent Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Parent or any member of the Parent Group or the Parent Business.

(b) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.

(c) Each of Parent, on behalf of itself and all other members of the Parent Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Separation Transactions to be other than the Intended Tax Treatment.

(d) Each of Parent, on behalf of itself and all other members of the Parent Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02 Restrictions Relating to the Distribution.

(a) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or the Valuations or (ii) any action which constitutes a SpinCo Disqualifying Act.

(b) During the Restricted Period, SpinCo:

(i) shall continue and cause to be continued and not approve or allow, or enter into any agreement, understanding or arrangement with respect to, the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in or sale of the material assets of, any Active Business, other than sales in the ordinary course of business;

(ii) shall not voluntarily dissolve or liquidate or partially liquidate itself, approve or allow any liquidation, or partial liquidation of any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes), or enter into any agreement, understanding or arrangement with respect to the foregoing, other than, in the case of any of its Affiliates, into any other Affiliate that is a member of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code;

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right or ability to prevent or prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), issue a new class of non-voting stock, or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its Capital Stock (including through the conversion of any Capital Stock into another class of Capital Stock), (4) (A) merge or consolidate with any other Person or (B) allow any of its Affiliates to merge or consolidate with any other Person other than any other Affiliate that is a member of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) that in the aggregate would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty percent (40%) or greater interest in SpinCo or would reasonably be expected to result in a failure to preserve, achieve or maintain the Intended Tax Treatment, or enter into any agreement, understanding or arrangement with respect to any of the foregoing;

(iv) shall not and shall not permit any member of the SpinCo Group, to sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) assets (including any shares of Capital Stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of SpinCo or the SpinCo Group, or enter into (or permit any member of the SpinCo Group to enter into) any agreement, understanding or arrangement with respect to the foregoing. The foregoing sentence shall not apply to (1) sales, transfers or dispositions of assets in the ordinary course of business or to members of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 6.02(b)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary;

(v) shall, if any member of the SpinCo Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were thirty percent (30%) instead of forty percent (40%) (a “Section 6.02(b)(v) Acquisition Transaction”) or, to the extent SpinCo has the right or ability to prevent or prohibit any Section 6.02(b)(v) Acquisition Transaction, proposes to permit any Section 6.02(b)(v) Acquisition Transaction to occur, in each case, provide Parent, no later than ten (10) business days following the signing of any written agreement with respect to the Section 6.02(b)(v) Acquisition Transaction, a written description of such transaction (including the type and amount of stock of SpinCo to be issued in such transaction) and a certificate of the board of directors of SpinCo to the effect that the Section 6.02(b)(v) Acquisition Transaction is not a Proposed Acquisition Transaction; and

(vi) shall not cause or permit any member of the SpinCo Group identified on Schedule B as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any transaction other than the Distribution to take any action or enter into any transaction described in clauses (2), (3), (4) or (5) of Section 6.02(b)(ii) or in Section 6.02(b)(iv) (in each case, substituting references therein to “SpinCo”, the “SpinCo Group” and “SpinCo Capital Stock” with references to the relevant corporation, the relevant corporation and its Subsidiaries and the Capital Stock of such corporation, respectively).

(c) Notwithstanding the restrictions imposed by Section 6.02(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if (i) SpinCo shall have requested that Parent obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 6.03(b) to the effect that such transaction will not affect the Intended Tax Treatment, and Parent shall have received such a Post-Distribution Ruling and shall have notified SpinCo in writing that Parent has determined that such Post-Distribution Ruling is in form and substance satisfactory to Parent in its sole and absolute discretion or (ii) both (A) SpinCo obtains an Unqualified Tax Opinion with respect thereto and (B) Parent notifies SpinCo in writing that Parent has determined that such Unqualified Tax Opinion is in form and substance satisfactory to Parent in its sole and absolute discretion. Parent’s evaluation of a Post-Distribution Ruling or an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations and covenants made in connection with such ruling or opinion as well as any other factors, circumstances, considerations or concerns that Parent determines in its sole and absolute discretion are relevant. SpinCo shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall, as set forth in Section 6.03(b) below, reimburse Parent for all reasonable out-of-pocket expenses that Parent or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. None of the obtaining of a Post-Distribution Ruling, the delivery of an Unqualified Tax Opinion or Parent’s waiver of SpinCo’s obligation to deliver a Post-Distribution Ruling or an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article II.

(d) Parent and SpinCo acknowledge that each of the Swiss demergers of Aptiv Technologies AG, Aptiv Manufacturing Management Services GmbH and Aptiv PLC is intended to qualify as a transaction described in clause (y) of Intended Tax Treatment. Parent and SpinCo shall ensure that each of Aptiv Technologies AG, Aptiv Manufacturing Management Services GmbH, Parent and SpinCo continue the operation of its transferred and remaining business (as described in the Swiss Tax Rulings) for at least 2 years following the effective legal date of the Swiss demergers (Swiss Business Continuity Requirement), as applicable, unless Parent or SpinCo obtain a tax ruling from the Schaffhausen tax administration and the Swiss Federal Tax Administration confirming that cessation of such pre-existing operation will not impact the tax qualification of the intended tax-neutral reorganization in accordance with Swiss tax law. SpinCo undertakes to fully impose its obligations pursuant to this Section 6.02(d) to any subsequent acquirer of a majority of the shares in SpinCo.

Section 6.03 Additional Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a) If SpinCo determines that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), SpinCo shall notify Parent of this fact in writing.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. Unless Parent shall have waived the requirement to obtain such Post- Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of SpinCo pursuant to Section 6.02(c)(i), Parent shall use commercially reasonable efforts in cooperating with SpinCo and in seeking to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Governmental Authority) or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action, subject in all respects to the provisions of Section 6.02. Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 6.03(b) unless SpinCo represents that (A) it has reviewed such request for a Post-Distribution Ruling, and (B) all statements, information and representations relating to any member of the SpinCo Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within thirty (30) business days after receiving an invoice from Parent therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines in its sole and absolute discretion to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Governmental Authority or a Tax Advisor; provided, that, SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). Parent shall reimburse SpinCo for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of SpinCo personnel, incurred by the Parent Group in connection with such cooperation within thirty (30) business days after receiving an invoice from SpinCo therefor.

(d) Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (A) keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) (1) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo comments on such draft copy, and (3) provide SpinCo with a final copy of such Post-Distribution Ruling; and (C) provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Governmental Authority (subject to the approval of the IRS or such Governmental Authority) that relate to such Post-Distribution Ruling. Neither SpinCo nor any Affiliate of SpinCo directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, oral or otherwise) at any time concerning the Separation Transactions (including the impact of any transaction on the Separation Transactions).

(e) Any Post-Distribution Ruling or Unqualified Tax Opinion obtained in accordance with Section 6.02(c) and Section 6.03 shall be deemed included in the definition of Tax Materials from and after the obtaining thereof for all purposes of this Agreement.

Section 6.04 Liability for Specified Separation Taxes and Tax-Related Losses.

(a) In the event that Specified Separation Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(i) Without regard to whether a Post-Distribution Ruling or an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything to the contrary in this Agreement, if such Specified Separation Taxes are attributable to a SpinCo Disqualifying Act, then SpinCo shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses;

(ii) if such Specified Separation Taxes are attributable to a Parent Disqualifying Act, then Parent shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses; and

(iii) if such Specified Separation Taxes are not attributable to either a Parent Disqualifying Act or a SpinCo Disqualifying Act, responsibility for such Specified Separation Taxes and corresponding Tax-Related Losses shall be shared by Parent and SpinCo in proportion to their respective fair market values as of the day after the Distribution Date (determined using the closing Parent Stock and SpinCo Stock prices as of such date).

(b) SpinCo shall pay Parent the amount of any Specified Separation Taxes and corresponding Tax Related Losses for which SpinCo is responsible under this Section 6.04 or Section 2.01(c) as a result of a Final Determination no later than two (2) Business Days after the date such Specified Separation Taxes are determined as a result of a Final Determination to be due. Notwithstanding the foregoing, SpinCo shall pay Parent the amount of any Specified Separation Taxes for which SpinCo is responsible under this Section 6.04 or Section 2.01(c) within seven (7) Business Days of written demand therefor by Parent if Parent determines that the payment of Specified Separation Taxes earlier than a Final Determination with respect to such Specified Separation Taxes is necessary or prudent to obtain a favorable resolution of a Tax Contest relating to Specified Separation Taxes.

Section 6.05 Liability for Incremental Other Separation Taxes. In the event that Other Separation Taxes become due and payable to a Tax Authority pursuant to a Final Determination in an amount that exceeds the amount of Other Separation Taxes determined by Parent, in its good faith discretion, to be reportable with respect to the relevant Separation Transaction (“Incremental Other Separation Taxes”), responsibility for such Incremental Other Separation Taxes shall be shared by Parent and SpinCo in proportion to their respective fair market values as of the day after the Distribution Date (determined using the closing Parent Stock and SpinCo Stock prices as of such date).

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.01 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Article VIII of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. SpinCo and each other member of the SpinCo Group shall cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Tax Opinions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that neither SpinCo nor any other member of the SpinCo Group shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that Parent determines that the provision of any information or documents to SpinCo or any of its Affiliates, or SpinCo determines that the provision of any information or documents to Parent or any Parent Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Each of Parent and SpinCo, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.01 of this Agreement or this Section 7.02. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and in sufficient time for the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03 Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Article VII, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.04 Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with a Tax liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article VII, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.05 Other Separation Taxes. SpinCo shall (and shall cause its Affiliates to) reasonably cooperate with Parent to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by Parent to minimize any Other Separation Taxes.

ARTICLE VIII

TAX RECORDS

Section 8.01 Retention of Tax Records. Each of Parent and SpinCo shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Parent and SpinCo Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of Parent and SpinCo may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, (a) Parent or SpinCo reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the Parent Group, the portion of such return that relates to Taxes for which the SpinCo Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the SpinCo Group, the portion of such return that relates to Taxes for which the Parent Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

TAX CONTESTS

Section 9.01 Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder, (ii) relating to a SpinCo Separate Return for a Pre-Distribution Period or Straddle Period that could reasonably be expected to adversely affect any member of the Parent Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the Parent Group, or (iii) otherwise relating to the Intended Tax Treatment or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Parent Control. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) a Parent Separate Return, (iii) Specified Separation Taxes, (iv) Other Separation Taxes and (v) Incremental Other Separation Taxes. Subject to Section 9.02(c) and Section 9.02(d) of this Agreement, Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b) SpinCo Control. Except as otherwise provided in this Section 9.02, SpinCo shall have the right to control any Tax Contest with respect to any SpinCo Separate Return. Subject to Section 9.02(c), Section 9.02(d), and Section 9.02(g) of this Agreement, SpinCo shall have reasonable discretion, after consultation with Parent, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a SpinCo Separate Return for a Pre-Distribution Period or Straddle Period that could reasonably be expected to adversely affect any member of the Parent Group (including that could result in SpinCo taking a position on a Tax Return that is inconsistent with a position taken on a Parent Group Tax Return for the Pre-Distribution Period or Straddle Period) or for any other Tax Period that could reasonably be expected to adversely affect any member of the Parent Group (including that could result in SpinCo taking a position on a Tax Return that is inconsistent with a position taken on a Parent Group Tax Return for the Pre-Distribution Period or Straddle Period), and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a SpinCo Separate Return for a Pre-Distribution Period or Straddle Period and could reasonably be expected to adversely affect any member of the Parent Group or that could result in SpinCo taking a position on a Tax Return that is inconsistent with a position taken on a Parent Group Tax Return for the Pre-Distribution Period or Straddle Period or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the Parent Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed and, in the case of a Tax Contest relating to Incremental Other Separation Taxes or Specified Separation Taxes, must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of SpinCo to pay). Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the

Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Article IX, “Controlling Party” means the Party entitled to control the Tax Contest under such Article and “Non-Controlling Party” means (x) Parent if SpinCo is the Controlling Party and (y) SpinCo if Parent is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a SpinCo Separate Return for a Pre-Distribution Period or Straddle Period and could reasonably be expected to adversely affect any member of the Parent Group or that could result in SpinCo taking a position on a Tax Return that is inconsistent with a position taken on a Parent Group Tax Return for the Pre-Distribution Period or Straddle Period or for any other Tax Period and could reasonably be expected to materially adversely affect any member of the Parent Group. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Article IX to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of SpinCo and its Affiliates under Section 9.02(c) and Section 9.02(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which SpinCo may reasonably expected to become liable to make any indemnification payment to Parent under this Agreement.

(f) Transaction Related Tax Contests. Notwithstanding anything to the contrary in Section 9.02(b), Section 9.02(c), Section 9.02(d), and Section 9.02(e), in the case of any Transaction Related Tax Contest, Parent shall have the sole and absolute responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, that, to the extent any Transaction Related Tax Contest relates to a SpinCo Separate Return in respect of a Tax Period beginning after the Distribution Date, such responsibilities and rights of Parent shall be limited to the portion of such

Transaction Related Tax Contest related to the Intended Tax Treatment of or the amount of Taxes imposed in respect of any of the Separation Transactions. Notwithstanding anything to the contrary in Section 9.02(c) or Section 9.02(d), the final determination of the positions taken, including with respect to settlement or other disposition, in any Transaction Related Tax Contest (taking into account the proviso to the first sentence of this Section 9.02(f)) shall be made in the sole and absolute discretion of Parent and shall be final and not subject to the dispute resolution provisions of Section 13.01 or Section 13.02 of this Agreement or Section 11.02 or Section 11.03 of the Separation Agreement.

(g) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Article IX. Each member of the Parent Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Party) described in this Article IX.

(h) Costs and Expenses. Except to the extent provided otherwise in this Agreement, the Party to which the Tax liability related to a Tax Contest is (or would be) allocated, as determined by Parent in its sole and absolute discretion, shall be responsible for all Tax Related Costs and Expenses incurred in connection with such Tax Contest, regardless of which Party is responsible for the conduct of such Tax Contest; provided, that in the event such Tax liability is allocated to both Parties, such Tax Related Costs and Expenses shall be allocated to the Parties in such manner as the Parent determines in its sole and absolute discretion.

ARTICLE X

SURVIVAL OF OBLIGATIONS

Section 10.01 Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XI

TAX TREATMENT OF INTEREST

Section 11.01 Tax Treatment of Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

ARTICLE XII

GROSS-UP OF INDEMNIFICATION PAYMENTS

Section 12.01 Gross-Up of Indemnification Payments. Except to the extent provided in Article IX, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.01 Tax Disputes. Subject to Section 13.03, Section 13.04 and Section 13.05, this Section 13.01 shall govern the resolution of any dispute between the Parties as to any matter covered by this Agreement that primarily relates to the interpretation of Tax Law, as determined by Parent in its sole and absolute discretion (a “Tax Advisor Dispute”). The Party raising the Tax Advisor Dispute shall give written notice of the Tax Advisor Dispute (a “Tax Advisor Dispute Notice”), and the tax directors of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Tax Advisor Dispute; provided, that, such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days (the “Negotiation Period”) from the time of receipt of the Tax Advisor Dispute Notice; provided, further, that (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement relating to such Tax Advisor Dispute occurring after the Tax Advisor Dispute Notice is received shall not be deemed to have passed until the procedures described in this Section 13.01 have been resolved. If the Tax Advisor Dispute has not been resolved for any reason after the Negotiation Period, Parent shall, in its sole and absolute discretion, appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the Tax Advisor Dispute based solely on representations made by Parent, SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all Tax Advisor Disputes no later than thirty (30) days after the submission of such Tax Advisor Dispute to the Accounting Firm, but in no event later than the Due Date of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all Tax Advisor Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties, and the parties agree to waive any objection to the naming of the Accounting Firm or the determination of the Accounting Firm based on actual or alleged conflicts of interest.

Section 13.02 Legal Disputes. Subject to Section 13.01, Section 13.03, Section 13.04 and Section 13.05, in the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement (a “Dispute”), then the Party raising the Dispute shall give written notice of the Dispute, and the Parties shall work together in good faith to resolve any such Dispute within thirty (30) days of such notice. If any Dispute is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such Dispute within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such Dispute, the Dispute shall be resolved in accordance with the procedures contained in Section 11.02, Section 11.03 or Section 11.04 of the Separation Agreement.

Section 13.03 Injunctive Relief. Nothing in this Article XIII shall prevent Parent from seeking injunctive relief to enforce the procedures provided for in Section 13.01 if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Accounting Firm could result in serious and irreparable injury to Parent. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), Parent and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through Parent or SpinCo, as applicable, as provided in this Article XIII.

Section 13.04 Specific Performance. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of Section 6.01(b), Section 6.02(a) or Section 6.02(b) by SpinCo, Parent shall have the right, without first pursuing the procedures provided for in Section 13.01 and Section 13.02, to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. SpinCo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. SpinCo agrees that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss, and waives any defense in any action by Parent for specific performance that a remedy at Law would be adequate. SpinCo also waives any requirements that Parent secure or post any bond or similar security with respect to such remedy.

Section 13.05 Venue for Injunctive Relief and Specific Performance Claims by Parent. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), Parent may bring any claim for specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) under Section 13.03 or Section 13.04 of this Agreement (a “Chosen Court Claim”) either (a) pursuant to the procedures contained in Section 11.02, Section 11.03 or Section 11.04 of the Separation Agreement or (b) at Parent’s sole and absolute discretion, in the

Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) (the “Chosen Courts”). SpinCo irrevocably consents and agrees, on behalf of itself and each SpinCo Group member, to the jurisdiction, forum and venue of the Chosen Courts for a Chosen Court Claim, and agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of the Chosen Courts, that the venue is improper, that the forum is inconvenient, that the Chosen Court Claim should instead be arbitrated by agreement of Parent or operation of law, or any similar objection, claim or argument.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.01 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.

Section 14.02 Specified Matters. Notwithstanding anything to the contrary in this Agreement, the matters specified in Schedule A shall in addition be subject to the provisions of Schedule A, which shall govern in the event of any conflict between the provisions of Schedule A and any provision in this Agreement.

Section 14.03 Interest on Late Payments. Except as otherwise provided in this Agreement, with respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 14.04 Counterparts . This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

Section 14.05 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

Section 14.06 Application to Present and Future Subsidiaries. This Agreement is being entered into by Parent and SpinCo on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Parent or SpinCo in the future.

Section 14.07 Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or of any jurisdiction.

Section 14.08 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, if any Party to this Agreement (or any of its successors or permitted assigns) (a) shall enter into a consolidation or merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (b) shall transfer all or substantially all of such Party’s assets to any Person, then, in each such case, the assigning Party (or its successors or permitted assigns, as applicable) shall ensure that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party shall not be required to seek consent, but shall provide written notice and evidence of such assignment, assumption or succession to the non-assigning Party. No assignment permitted by this Section 14.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 14.09 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, such other instruments and documents, and take or do, or cause to be taken or done, all such other actions and all things reasonably necessary, proper or advisable under applicable Laws and agreements to effectuate the provisions and purposes of this Agreement and to consummate and make effective the transactions contemplated hereby.

Section 14.10 Survival. Notwithstanding anything to the contrary in this Agreement, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 14.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court or arbitrator determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 14.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. Any decision by any Party to waive or to not waive any provision of this Agreement is in such Party’s sole and absolute discretion.

Section 14.13 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.14 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 14.15 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement, each other Ancillary Agreement and the Separation Agreement during the course of dispute resolution pursuant to the provisions of Article XIII with respect to all matters not subject to such dispute resolution.

Section 14.16 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

Aptiv PLC

100 Northern Ave

Boston, MA 02210

Attention:  Tim Seitz

E-mail:    [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:   Brian D. Krause

E-mail:    bkrause@paulweiss.com

If to SpinCo, to:

Versigent PLC

Attention:

E-mail:

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect any other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 14.17 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in this Agreement but not otherwise defined therein shall have the meaning as defined in the Separation Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 14.12). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Except as expressly set forth in this Agreement, the Parties (or their respective Group members) shall make, or cause to be made, any payment that is required to be made pursuant to this Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

Section 14.18 Distribution Date. This Agreement shall become effective only upon the Distribution Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

APTIV PLC

By:
Name:
Its:

VERSIGENT PLC

By:
Name:
Its:

[Signature Page to Tax Matters Agreement]